Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST QUARTER NET INCOME FROM

CONTINUING OPERATIONS OF $52 MILLION

TAMPA, April 26, 2005 — TECO Energy, Inc. (NYSE:TE) today reported first quarter net income of $32.7 million, compared to net income of $2.5 million in the first quarter of 2004. Earnings per share for the quarter were $0.16, compared to earnings per share of $0.01 in the first quarter of 2004. The first quarter net income from continuing operations was $51.5 million, compared to net income from continuing operations of $31.7 million for the same period in 2004. Earnings per share from continuing operations were $0.25 for the quarter, compared to $0.17 per share in the 2004 period. Discontinued operations in the quarter primarily reflect the operating results from the Union and Gila River power stations and the recently sold Commonwealth Chesapeake Power Station. The number of common shares outstanding was 9% higher for the quarter than it was for the same period in 2004, primarily due to the common shares issued in the settlement of the 9.5% adjustable conversion-rate equity security units.

Chairman and CEO Sherrill Hudson said, “Our first quarter results get us off to a great start on our stated objectives for the year. Our strong earnings are a solid foundation for our businesses’ performance going forward. The recent progress on the transfer of the Union and Gila River power stations and our closed sale of Commonwealth Chesapeake further reduce our already minimized merchant power risk.”

“Our Florida utilities continued to have strong customer growth, TECO Coal enjoyed strong selling prices and TECO Transport benefited from strong markets and improved operating performance,” added Hudson.

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Non-GAAP Earnings

First quarter net income from continuing operations was $51.5 million, which was unaffected by the exclusion of certain identified charges and gains and therefore the same as the non-GAAP results shown in Table 1 below. Non-GAAP results from continuing operations in 2004 were $25.3 million, excluding the charges and gains identified in Table 1 below. Table 1 also provides non-GAAP results for the 12 month periods ended March 31, 2005 and March 31, 2004.

For a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

Table 1 – Results Reconciliation:

($ millions)

	Three months ended Mar. 31		Twelve months ended Mar. 31
	2005	2004	2005	2004
GAAP net income (loss)	$32.7	$2.5	$(521.8)	$(909.5)

Add change in accounting	—	—	—	3.2
Exclude loss from discontinued operations	18.8	29.2	186.0	1,057.2

GAAP net income (loss) from continuing operations	51.5	31.7	(335.8)	150.9
Add Dell & McAdams valuation adjustment	—	—	381.7	—
Add TIE write-off	—	—	99.0	—
Add corporate restructuring costs	—	—	6.5	15.2
Add Guatemalan debt extinguishment	—	—	6.7	—
Add tax on Guatemalan cash repatriation	—	—	17.4	—
Add unutilized tax credits	—	—	(7.0)	9.7
Add TWG cancelled project write-offs	—	—	—	9.0
Add Hamakua FIN 46 accounting adjustment	—	—	—	3.2
Add TECO Solutions valuation adjustment	—	3.4	—	3.4
Add steam turbine write-offs	—	—	12.8	13.2
Add TECO Transport valuation adjustment	—	0.8	(0.2)	0.8
Add Hardee gain on sale	—	—	—	(34.1)
Add Hardee operating results	—	—	—	(6.0)
Add benefits of early exchange	—	—	(0.5)	—
Add gain on propane business sale	—	(10.6)	(1.4)	(10.6)

Total charges and gains	—	(6.4)	515.0	3.8

Non-GAAP results from continuing operations (1)	$51.5	$25.3	$179.2	$154.7

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure so calculated and presented.

Segment Reporting:

Effective with the first quarter results, TECO Energy’s segment reporting has been revised to separately report the results of TECO Guatemala, which includes the results for the San José and Alborada power stations and the 24% ownership interest in EEGSA, Guatemala’s largest distribution utility. The results for these operations were previously

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reported in the “Other unregulated” segment. Following the sales of the larger energy services businesses, which were previously reported in the “Other unregulated” segment, the remaining small operations of TECO Solutions are now reported in the Parent/other results. Following the sales of the merchant power assets, the current-period TWG Merchant segment includes only the results for the uncompleted Dell and McAdams power stations and the costs associated with TWG Merchant parent. Prior periods also include the results for the ownership interest in the Texas Independent Energy (TIE) projects.

Results for the unregulated business segments include internally allocated interest expense. Interest expense is not allocated to discontinued operations and instead remains at the TECO Energy parent level.

Operating Results:

Table 2 – Segment Information

(in millions)

	Three Months Ended Mar. 31		Twelve Months Ended Mar. 31
	2005	2004	2005	2004
Net Income (Loss) Summary
Tampa Electric	$22.0	$23.9	$144.2	$131.8
Peoples Gas System	12.8	12.8	27.7	25.4

Total regulated	34.8	36.7	171.9	157.2
TECO Coal	27.5	15.4	73.5	66.9
TECO Transport(1)	4.1	1.1	13.2	11.8
TECO Guatemala	11.5	11.1	6.0	36.0
TWG Merchant	(5.7)	(15.6)	(524.3)	(65.2)
Parent/other (2)(3)	(20.7)	(17.0)	(76.1)	(55.8)

Total unregulated	16.7	(5.0)	(507.7)	(6.3)
Net income from continuing operations before cumulative effect of an accounting change	51.5	31.7	(335.8)	150.9
Discontinued operations	(18.8)	(29.2)	(186.0)	(1,057.2)
Cumulative effect of an accounting change(4)	—	—	—	(3.2)

Total net income (loss)	$32.7	$2.5	$(521.8)	$(909.5)

1)	2004 results include $0.8 million of charges related to valuation adjustments.
2)	2004 results include the $10.6 million gain on the sale of TECO Propane Ventures and the $3.4 million valuation adjustment at TECO Solutions.
3)	Interest expense that was previously internally allocated to the TIE, Frontera and Commonwealth Chesapeake power stations is now reflected as a TECO Energy parent company expense for 2005.
4)	Reflects the implementation of Financial Accounting Standard 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

Tampa Electric

Tampa Electric’s net income for the first quarter was $22.0 million, compared to $23.9 million for the same period in 2004. Results in 2005 reflect good customer growth, offset by milder weather than in 2004, higher depreciation expense from normal plant additions and a full quarter of Bayside Unit 2 depreciation. Operations and maintenance expenses were unchanged from 2004. There were no earnings in 2005 from the equity component of AFUDC (which represents allowed equity cost capitalized to construction costs), which was a decrease of $0.7 million from the 2004 period, due to the completion of the Gannon/Bayside repowering project in January 2004. Results in 2005 also reflect a

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$3.8 million reduction in pretax income due to the Florida Public Service Commission’s decision in the third quarter of 2004 to disallow recovery of a portion of Tampa Electric’s waterborne solid fuel transportation costs.

Retail energy sales decreased almost 1% compared to the first quarter of 2004 as average customer growth of 2.1% was partially offset by mild weather, lower sales to weather-sensitive residential customers and lower sales to industrial-phosphate customers. Total heating and cooling degree-days for the Tampa area in the quarter were almost 15% below normal and 10% below 2004 levels.

Peoples Gas

Peoples Gas System reported net income of $12.8 million for the quarter, unchanged from the same period in 2004. Quarterly results reflected customer growth of 4.2% and higher therm sales to residential and commercial customers. Residential therm sales growth was limited by the mild weather early in the quarter. Peoples Gas is sensitive to heating degree days during the winter months, and statewide heating degree days for the period were above normal but below 2004 levels. Strong sales to commercial customers reflected growth in the Florida economy and high levels of tourism, which affect commercial sales to hotels and restaurants. Sales of low-margin transportation service for interruptible customers declined due to high gas prices.

TECO Coal

TECO Coal reported net income of $27.5 million on total sales of 2.3 million tons, compared to $15.4 million reported in the same period in 2004 on a similar level of sales. Synfuel sales, which are included in the total sales, were 1.6 million tons in both years. Results for the quarter reflect an average net selling price per ton almost 40% higher and average cash cost of sales, excluding synfuel costs, more than 10% higher than 2004. Results also include a $1.9 million pretax benefit as a result of the final adjustment to the calculation of the 2004 Section 29 tax credit rate by the Internal Revenue Service to $1.13 per million BTU, a $0.7 million after-tax mark-to-market gain on hedges placed to protect the synfuel benefits against rising oil prices, and an increased percentage of synfuel tax credits utilized by the third parties with membership interests in TECO Synfuel Holdings, LLC, as described below. These benefits were partially offset by a $2.4 million negative adjustment to deferred tax assets, due to a reduction in the Kentucky state income tax rate.

TECO Synfuel Holdings, LLC, had previously sold 90% of its membership interest to two third parties, along with associated percentage rights to benefits in the business that adjust from time to time. Allocation of the benefits increased 8% in the first quarter such that 98% of the benefits went to the third parties. Under these transactions, TECO Coal is paid to provide feedstock, operate the synthetic fuel production facilities and sell the output while the purchasers have the risks and rewards of ownership, including being allocated 98% of the tax credits and operating costs. Due to TECO Energy’s anticipated 2005 tax position and inability to record Section 29 tax credits to its account, this allocation decreases the operating loss and increases earnings and cash flow to TECO Coal. The third-party ownership structure of the synthetic fuel production facilities retains TECO Coal as the operator and decreases overall earnings per ton but increases cash generation per ton. The allocation of the additional 8% of the rights to the benefits is expected to continue until the end of the second quarter and then the absolute benefits received by the current third parties are scheduled to revert to 90%.

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TECO Transport

TECO Transport recorded first quarter net income of $4.1 million, compared to $1.9 million, excluding $0.8 million of valuation adjustments on oceangoing equipment, in the same period in 2004. These results reflect higher river barge rates and increased northbound shipments at TECO Barge Line, increased movements of export coal through TECO Bulk Terminal and improved operating conditions and efficiencies. Higher fuel costs were partially offset by $0.7 million of mark-to-market gains on fuel hedges.

TECO Guatemala

TECO Guatemala reported first quarter net income of $11.5 million, compared to $11.1 million in the 2004 period. These results reflect higher capacity revenues and lower operations and maintenance expenses at the Alborada Power Station, higher energy sales from the San José Power Station and at EEGSA, lower Guatemalan taxes due to a tax rate change first implemented in the third quarter of 2004, and recognition of foreign tax credits.

TWG Merchant

TWG Merchant recorded a first-quarter loss of $5.7 million, compared to a loss of $15.6 million for the same period in 2004. The 2005 results primarily reflect allocated interest expense at the uncompleted Dell and McAdams power stations and overhead expenses of TWG Merchant. Results in 2004 included the losses from the ownership interest in the TIE projects, which was sold in July 2004.

Parent/Other

Parent/Other results in the first quarter were a $20.7 million loss, compared to a $17.0 million loss in the same period in 2004. Although total parent interest expense declined in the first quarter due to the retirement of the trust-preferred debt associated with the early settlement and final conversion of the variable conversion-rate equity security units, less interest was allocated to TWG Merchant.

Discontinued Operations

The net loss from discontinued operations for the 2005 first quarter was $18.8 million, compared to a net loss of $29.2 million in the same period of 2004. Discontinued operations in the first quarter of 2005 included the operating losses for the Union and Gila River power stations and the results for the Commonwealth Chesapeake Power Station. On January 26, 2005 the Union and Gila River project companies filed a pre-negotiated Chapter 11 case in Arizona, and at the time of the filing the project companies stopped recording the interest expense associated with the non-recourse project debt. The net loss from discontinued operations was approximately $14.4 million lower in the first quarter due to this change. Discontinued operations for the first quarter in 2004 now include the results from the Frontera and Commonwealth Chesapeake power stations and the results from the energy services businesses that have also been sold, as well as the Union and Gila River power stations, including the interest on the non-recourse debt.

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Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $312.6 million at March 31, 2005. Restricted cash of $57.1 million includes $50.0 million held in escrow until the end of 2007 related to the sale of a 49 percent interest in the synthetic coal production facilities. Cash at March 31, 2005 excludes the San José and Alborada power stations’ unrestricted cash balances of $23.5 million and restricted cash of $8.3 million, as these companies were deconsolidated due to the adoption of FIN 46R, Consolidation of Variable Interest Entities, effective Jan. 1, 2004.

In addition, at March 31, 2005, aggregate availability under bank credit facilities was $517.4 million, net of letters of credit of $27.6 million outstanding under these facilities and $80 million drawn on Tampa Electric’s credit facilities. At the end of the first quarter, total liquidity, including cash plus credit facilities, was $853.5 million, which included $400.7 million at Tampa Electric consisting of $345.0 million of undrawn credit facilities and $55.7 million of cash.

TECO Energy parent had total liquidity of $399.5 million at March 31, 2005, consisting of $227.1 million of cash, and availability under its credit facilities of $172.4 million.

First quarter TECO Energy consolidated cash flow from operations was $98.4 million, which included recovery of fuel costs previously underrecovered, payments for hurricane restoration costs at Tampa Electric that carried over from 2004, and the cash operating results of the Union and Gila River power stations. The results from the Union and Gila River power stations were offset by restricted cash proceeds of $24 million that were invested in the projects in 2004 and are recorded in the “Investing Activities” section.

Other sources of cash in the first quarter of 2005 were $42 million of proceeds from the third-party investors for synfuel production and $180 million of proceeds from the final settlement of the equity security units. Cash used in financing activities included dividends of $39 million on TECO Energy common stock and the repayment of $35 million of short-term debt at Tampa Electric. Capital expenditures for the quarter were $62 million.

2005 Outlook

For 2005, TECO Energy is maintaining its estimate for earnings per share from continuing operations in a range of $0.95 to $1.05, consolidated cash flow from operations in a range of $250 million to $300 million and net cash generation at TECO Energy parent in a range of $320 million to $360 million. These forecasted results are based on the company’s current expectations and assumptions, which are subject to risks and uncertainties, including those described below.

Tampa Electric expects continued 2.5% annual customer growth with energy sales growth slightly above that, assuming normal weather for the remainder of the year. Peoples Gas expects customer growth of more than 4% in 2005. Operations and maintenance expenses at the utilities are expected to increase at about the level of inflation.

Results at TECO Coal are expected to improve due to prices for coal sales being more than 40% higher, partially offset by production costs more than 10% higher than 2004 levels. TECO Coal also expects to benefit from continued strong earnings and cash flow from its synfuel facilities. These estimates of earnings and cash flow assume no reduction in Section 29 tax credits due to potential limitations that might result from oil prices exceeding the benchmark price.

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TECO Transport anticipates improved results from strong river market pricing due to better balance in the supply and demand for river barges as well as increased product movement through the bulk transfer terminal as imports and exports improve.

TECO Guatemala expects to continue to provide strong earnings and cash flow with earnings about $7 million and cash flow about $5 million lower than 2004, reflecting tax benefits in 2004 that moderate in 2005.

Estimated 2005 consolidated cash flow from operations of $250 million to $300 million reflects the expected improvements in the operating companies’ results and includes the expected cash operating losses from the Union and Gila River power stations through the anticipated ownership transfer of these stations in May. Capital expenditures are expected to be about $300 million, and the company will pay $31.8 million upon the final transfer of the Union and Gila River power stations. Expected net cash generation also reflects the proceeds from the final settlement of the mandatorily convertible equity security units, the cash proceeds from the third-party ownership in TECO Coal’s synfuel production facilities, the proceeds from the recently closed sale of the Commonwealth Chesapeake Power Station and the payment of common stock dividends.

Common shares outstanding increased by 6.85 million shares on January 18, 2005 upon the final settlement of TECO Energy’s equity security units, which is reflected in the 2005 earning-per-share forecast. Consistent with its objective to improve its financial position, TECO Energy may use available cash to reduce outstanding debt. Although the company does not expect to require capital from external sources to meet cash needs in 2005, except for short-term borrowings under Tampa Electric’s credit facilities, it may issue debt securities to refinance existing debt if it is economic to do so. The company’s 2005 forecast does not include any impact to earnings or cash flow that might result from early retirement of debt or refinancings.

Non-GAAP Presentation

Table 1, “Results Reconciliation,” presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2004 quarterly period and the 12-months ended periods. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy, which is focused on its utility operations and profitable unregulated businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s business and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

Management and the Board of Directors use this non-GAAP presentation as a yardstick for measuring the company’s performance, making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

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While each of the particular excluded items is not expected to recur, there may be adjustments to charges related to merchant power facilities or additional debt extinguishment activities. Management recognizes that there may be items that could be excluded in the future. Even though charges may occur, management believes the non-GAAP measure is an important addition to GAAP net income for assessing the company’s potential future performance because excluded items are limited to those that management believes are not indicative of future performance.

Update Webcast

TECO Energy plans to Webcast an update on its first quarter results and 2005 outlook during its presentation at the American Gas Association Financial Forum at 10:55AM Eastern time on Tuesday, May 3, 2005. The Webcast can be accessed by following the link on TECO Energy’s Website: www.tecoenergy.com.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s expectations for 2005 described above. Additional factors that could impact actual results include: the ability to complete the planned transfer of the Union and Gila River power stations to the lending bank group in the timeframe anticipated; any adverse outcome in the previously disclosed litigation; any debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil price increases that could reduce or eliminate Section 29 tax credits, which would reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting energy sales and operating costs at Tampa Electric and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2004.

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Contact:	News Media: Laura Plumb – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

Summary Information as of March 31, 2005

(millions except per share amounts)	Three Months Ended Mar. 31		Twelve Months Ended Mar. 31
	2005	2004	2005	2004
Revenues	$684.7	$616.0	$2,708.1	$2,564.9

Net income (loss) from continuing operations	$51.5	$31.7	$(335.8)	$150.9
Net income (loss) from discontinued operations	(18.8)	(29.2)	(186.0)	(1,057.2)

Total net income (loss) before cumulative effect of change in accounting principle	32.7	2.5	(521.8)	(906.3)
Cumulative effect of change in accounting principle	—	—	—	(3.2)

Net income	$32.7	$2.5	$(521.8)	$(909.5)

Earnings (loss) per share from continuing operations - basic	$0.25	$0.17	$(1.70)	$0.83
Earnings (loss) per share from discontinued operations - basic	(0.09)	(0.16)	(0.95)	(5.79)
Earnings (loss) per share from cumulative effect of change in accounting principle – basic	—	—	—	(0.02)

Earnings (loss) per share – basic	$0.16	$0.01	$(2.65)	$(4.98)

Total earnings (loss) per share – basic	$0.16	$0.01	$(2.65)	$(4.98)
Total earnings (loss) per share – diluted	$0.16	$0.01	$(2.65)	$(4.97)
Average common shares outstanding – basic	205.1	188.0	197.0	182.7
Average common shares outstanding – diluted	206.0	188.6	197.0	183.0

MARCH 2005

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(thousands)	2005	2004	2005	2004
Revenues	$684,694	$616,014	$2,708,050	$2,564,919

Expenses
Operation	445,618	408,019	1,821,466	1,648,626
Maintenance	39,039	33,193	143,286	144,297
Asset Impairment	—	6,747	625,423	35,081
Goodwill Impairment	—	—	4,757	6,675
Restructuring Charges	(37)	38	1,142	24,594
Depreciation	70,077	68,769	277,227	310,154
Taxes, other than income	50,062	47,431	186,939	176,708

Total expenses	604,759	564,197	3,060,240	2,346,135

Income from operations	$79,935	$51,817	$(352,190)	$218,784

Other income (expense)
Allowance for other funds used during construction	—	718	—	12,909
Other income (expense), net	37,140	46,586	133,538	194,324
Loss on Debt Extinguishment	—	—	(4,392)	—
Impairment on TIE Investment	—	—	(152,287)	—
Contingent Arbitration Reserve	—	—	—	(32,000)
Earnings from equity investments	15,218	6,930	44,357	3,873

Total other income (expense)	52,358	54,234	21,216	179,106

Interest charges
Interest expense	75,516	87,463	311,247	343,533
Distribution on Preferred Securities	—	—	—	—
Allowance for borrowed funds used during construction	—	(277)	—	(4,985)

Total interest charges	75,516	87,186	311,247	338,548

Income before provision for income taxes	56,777	18,865	(642,221)	59,342

(Benefit) Provision for income taxes	27,844	10,246	(227,525)	(19,616)

Net income from continuing operations before minority interest	28,933	8,619	(414,696)	78,958

Minority Interest	22,564	23,143	78,884	71,944

Net income from continuing operations	51,497	31,762	(335,812)	150,902

Discontinued Operations
Income from discontinued operations	(29,902)	(44,933)	(279,012)	(1,658,836)
Income tax expense (benefit)-discontinued operations	(11,140)	(15,712)	(93,023)	(601,619)

Net income from discontinued operations	(18,762)	(29,221)	(185,989)	(1,057,217)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	(3,233)

Net Income	$32,735	$2,541	$(521,801)	$(909,548)

Average common shares outstanding during the period (thousands)	205,060	187,990	196,990	182,662

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.25	$0.17	$(1.70)	$0.83
Earnings per share — basic	$0.16	$0.01	$(2.65)	$(4.98)

Earnings per share from continuing operations — diluted	$0.25	$0.17	$(1.70)	$0.82
Earnings per share — diluted	$0.16	$0.01	$(2.65)	$(4.97)

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	Mar. 31, 2005	Dec. 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$312,640	$96,739
Restricted cash	57,121	57,119
Short-term investments	8	6
Receivables, less allowance for uncollectibles	300,440	286,760
Inventories, at average cost
Fuel	64,940	46,207
Materials and supplies	72,280	74,586
Current derivative asset	40,490	3,761
Prepayments and other current assets	40,082	43,613
Assets held for sale, current	130,543	128,801

Total current assets	$1,018,544	737,592

Property, plant and equipment
Utility plant in service-electric	4,795,689	4,857,881
Utility plant in service-gas	815,766	810,781
Construction work in progress	219,668	207,123
Other property	833,308	847,548

	6,664,431	6,723,333
Accumulated depreciation	(2,108,288)	(2,065,450)

Total property, plant and equipment, net	4,556,143	4,657,883

Other assets
Other investments	7,959	7,959
Investment in unconsolidated affiliates	261,236	262,959
Intangible asset		—
Goodwill	59,360	59,360
Long term derivative asset	701	—
Regulatory asset	191,638	200,963
Deferred income taxes	1,362,372	1,379,207
Deferred charges and other assets	121,790	111,454
Assets held for sale	2,139,586	2,059,116

Total other assets	4,144,642	4,081,018

Total assets	$9,719,329	$9,476,493

LIABILITIES AND CAPITAL
Current liabilities
Long-term debt due within one year
Recourse	$5,500	$5,500
Non-recourse	4,111	8,083
Notes payable	80,000	115,000
Accounts payable	251,216	257,735
Current derivative liability	28	11,474
Customer deposits	108,606	105,841
Interest accrued	90,660	50,598
Taxes accrued	51,096	36,349
Liabilities associated with held for sale, current	1,672,262	1,631,820

Total current liabilities	2,263,479	2,222,400

Other liabilities
Deferred income taxes	523,393	504,069
Investment tax credits	19,265	19,955
Regulatory liability	573,786	538,948
Long term derivative liability	—	542
Other deferred credits and other liabilities	355,848	351,529
Liabilities associated with assets held for sale	653,870	672,220
Long-term debt, less amount due within one year
Recourse	3,590,430	3,588,930
Non-recourse	—	13,396
Preferred company securities	277,675	277,675
Minority interest	—	2,946

Capital
Common equity (outstanding 206,873,797 shares in 2005 and 199,747,809 shares in 2004)	1,464,693	1,287,652
Unearned compensation	(3,110)	(3,769)

Total liabilities and capital	$9,719,329	$9,476,493

Book value per share	$7.07	$6.45

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(thousands)	2005	2004	2005	2004
Cash flows from operating activities
Net income	$32,735	$2,541	$(521,801)	$(909,548)

Adjustments to reconcile net income to net cash:
Depreciation	70,077	72,070	287,629	374,286
Deferred income taxes	11,362	12,697	(356,875)	(711,819)
Investment tax credit, net	(690)	(735)	(2,819)	(4,285)
Allowance for funds used during construction	—	(995)	—	(17,894)
Amortization of unearned compensation	810	3,654	10,766	17,519
Cumulative effect of a change in accounting principle, pretax	—	—	—	5,264
Gain on asset sales, pretax	(32,630)	(44,933)	(80,557)	(153,787)
Equity in earnings of unconsolidated affiliates	1,804	(4,323)	(28,192)	2,751
Minority loss	(22,564)	(23,209)	(78,884)	(72,010)
Asset impairment, pretax	—	6,747	869,956	1,232,960
Goodwill impairment and intangible asset impairment, pretax	—	—	16,585	122,663
Contingent arbitration reserve, pretax	—	—	(5,633)	32,000
Loss on TPGC transaction, pretax	—	—	—	153,933
Deferred recovery clause	3,001	30,477	(2,317)	6,204
Receivables, less allowance for uncollectibles	(9,980)	39,757	(17,649)	193,085
Inventories	(21,551)	12,268	8,035	12,992
Prepayments and other current assets	1,325	5,257	(4,734)	(6,696)
Taxes accrued	5,035	(65,545)	(11,411)	74,687
Interest accrued	49,697	65,733	60,676	(26,658)
Accounts payable	25,189	(80,540)	36,541	(127,978)
Other	(15,189)	21,726	6,080	94,323

	98,431	52,647	185,396	291,992

Cash flows from investing activities
Capital expenditures	(62,452)	(59,522)	(276,085)	(547,951)
Allowance for funds used during construction	—	995	—	17,894
Net proceeds from sale of assets	28,948	109,653	268,810	173,527
Net proceeds from sale of business	—	—	—	107,718
Net cash reduction from deconsolidation	—	(22,755)	—	(22,755)
Restricted cash	24,273	(4,923)	(5,097)	(51,079)
Investment in unconsolidated affiliates	—	(3,039)	48,414	(32,652)
Other non-current investments	4,200	8,420	20,500	20,119

	(5,031)	28,829	56,542	(335,179)

Cash flows from financing activities
Dividends	(39,285)	(35,707)	(148,830)	(138,496)
Common stock	184,318	4,773	189,762	138,820
Proceeds from long-term debt	1,138	—	1,138	650,143
Minority interest	21,868	21,798	76,136	66,169
Restricted cash	—	—	—	(5,850)
Repayment of long-term debt	(8,560)	(80,411)	(153,122)	(586,581)
Early exchange of equity units	—	—	(17,682)	—
Settlement of joint venture termination obligation	—	—	—	(33,534)
Net increase (decrease) in short-term debt	(35,000)	12,500	30,000	(317,200)
Equity contract adjustment payments	(1,978)	(5,083)	(14,274)	(20,330)

	122,501	(82,130)	(36,872)	(246,859)

Net increase (decrease) in cash and cash equivalents	215,901	(654)	205,066	(290,046)
Cash and cash equivalents at beginning of period	96,739	108,228	107,574	397,620

Cash and cash equivalents at end of period	$312,640	$107,574	$312,640	$107,574

TECO ENERGY, INC.

SEGMENT INFORMATION (Unaudited) (1) (2)

(millions)

Three Months ended March 31,		Tampa Electric	Peoples Gas	TECO Coal		TECO Transport	TECO Guatemala		TWG Merchant		Other & Eliminations		TECO (2) Energy
2005	Revenues - outsiders	$379.4	$142.7	$109.8		$47.0	$2.2		$0.3		$3.3		$684.7
	Sales to affiliates	0.7	—	—		20.4	—		—		(21.1)		—

	Total revenues	380.1	142.7	109.8		67.4	2.2		0.3		(17.8)		684.7
	Depreciation	46.6	8.7	9.0		5.4	0.2		0.1		0.1		70.1
	Total Interest charges (including Alloc Interest) (3)	24.3	3.8	3.2		1.4	3.5		5.8		33.5		75.5
	Allocated interest expense (3)	—	—	3.1		—	3.4		5.8		(12.4)		(0.1)
	Provisions (benefit) for income taxes	13.4	8.0	19.1		2.3	(0.4)		(3.2)		(11.4)		27.8
	Net income (loss) from continuing operations	$22.0	$12.8	$27.5		$4.1	$11.5		$(5.7)		$(20.7)		$51.5

2004	Revenues - outsiders	$370.2	$117.8	$78.7		$40.8	$2.2		$2.1		$4.2		$616.0
	Sales to affiliates	0.8	—	—		16.8	—		—		(17.6)		—

	Total revenues	371.0	117.8	78.7		57.6	2.2		2.1		(13.4)		616.0
	Depreciation	45.1	8.4	9.0		5.4	0.1		0.4		0.4		68.8
	Total Interest charges (including Alloc Interest) (3)	24.8	3.8	2.3		1.1	3.9		13.4		37.9		87.2
	Allocated interest expense (3)	—	—	2.3		(0.3)	3.8		13.4		(19.9)		(0.7)
	Provisions (benefit) for income taxes	13.7	8.0	8.2		0.5	(0.2)		(9.2)		(10.8	)(4)	10.2
	Net income (loss) from continuing operations	$23.9	$12.8	$15.4		$1.1	$11.1		$(15.6)		$(17.0	)(4)	$31.7

(millions)

Twelve Months Ended March 31,		Tampa Electric	Peoples Gas	TECO Coal		TECO Transport	TECO Guatemala		TWG Merchant		Other & Eliminations		TECO (2) Energy
2005	Revenues - outsiders	$1,693.0	$442.1	$358.7		$179.5	$11.5		$5.8		$17.5		$2,708.1
	Sales to affiliates	3.5	—	—		79.9	—		—		(83.4)		—

	Total revenues	1,696.5	442.1	358.7		259.4	11.5		5.8		(65.9)		2,708.1
	Depreciation	182.3	34.4	36.4		21.9	0.8		0.9		0.6		277.3
	Restructuring costs	—	0.7	—		—	—		0.5		—		1.2
	Total Interest charges (including Alloc Interest) (3)	95.2	15.1	12.1		5.0	14.4		43.1		126.3		311.2
	Allocated interest expense (3)	—	—	11.9		(0.8)	14.0		43.1		(69.3)		(1.1)
	(Benefit) provision for income taxes	83.5	17.3	33.7	(5)	6.5	7.8	(6)	(308.0	)(7)	(68.4)		(227.6)
	Net (loss) income from continuing operations	$144.2	$27.7	$73.5	(5)	$13.2	$6.0	(6)	$(524.3	)(7)	$(76.1)		$(335.8)

2004	Revenues - outsiders	$1,611.8	$399.3	$299.5		$166.3	$79.1		$(1.2)		$10.1		$2,564.9
	Sales to affiliates	3.2	—	—		87.0	35.9		—		(126.1)		—

	Total revenues	1,615.0	399.3	299.5		253.3	115.0		(1.2)		(116.0)		2,564.9
	Depreciation	209.4	32.7	34.8		20.7	11.2		0.7		0.7		310.2
	Restructuring costs	9.8	4.2	—		1.7	4.7		0.4		3.8		24.6
	Total Interest charges (including Alloc Interest) (3)	90.6	15.4	12.2		5.0	17.4		59.7		138.2		338.5
	Allocated interest expense (3)	—	—	10.9		(1.4)	14.6		61.6		(89.4)		(3.7)
	(Benefit) provision for income taxes	73.8	16.2	(14.9	)(5)	7.7	15.3	(6)	(39.0	)(7)	(78.7	)(4)	(19.6)
	Net income (loss) from continuing operations	$131.8	$25.4	$66.9	(5)	$11.8	$36.0	(6)	$(65.2	)(7)	$(55.8	)(4)	$150.9

(1)	During the first quarter of 2005, as part of its continued focus on core utility and profitable unregulated operations, the company revised internal reporting information used for decision-making purposes. With this change, management began to view the results and performance of TECO Guatemala, Inc. (formerly Non-Merchant, Inc.), or TECO Guatemala, as a separate reportable segment comprised of all Guatemalan operations. TECO Guatemala includes the results of operations for the San Jose and Alborada power plants, its minority ownership interest in EEGSA and Hardee Power Partners (HPP) prior to its sale in October 2003. Results for TECO Guatemala were previously reported in the Other Unregulated segment which is now reported in Other & Eliminations. Prior year results have been restated to reflect the revised segment structure.
(2)	All periods have been adjusted to reflect the reclassification of results from continuing operations to discontinued operations for the Commonwealth Chesapeake and Frontera operations (previously part of TWG Merchant), and BCH Mechanical and other Energy Services operations (previously part of Other Unregulated).
(3)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in Total interest charges.
(4)	Results for the 3-months and 12-months ended Mar. 31, 2004 include a $10.6 million after-tax gain on the sale of TECO Energy’s interest in its propane business, partially offset by a $3.4 million after-tax impairment charge at TECO Fiber.
(5)	TECO Coal’s results for the 12-months ended Mar. 31, 2005 include a $7.0 million positive adjustment related to Section 29 tax credits that had been written-off in 2003’s fourth quarter due to projected limitations on taxable income prior to filing the TECO Energy 2003 tax return. The 12-months ended Mar. 31, 2004 include a $7.0 million tax credit write-off.
(6)	TECO Guatemala’s results for the 12-months ended Mar. 31, 2005 include a $12.8 million after-tax impairment charge for steam turbines, a $6.7 million after-tax charge related to the refinancing of the debt associated with the San Jose power station in Guatemala, and $17.4 million for income taxes due to the repatriation of cash from Guatemala following the refinancing. Results for the 12-months ended Mar. 31, 2004 include after-tax charges of $13.2 million for steam turbine impairments, $9.0 million for asset impairments on cancelled TWG projects, and $5.9 million of other charges, which were more than offset by $40.1 million for the after-tax operating results and gain on the sale of Hardee Power Partners.
(7)	TWG Merchant’s results for the 12-months ended Mar. 31, 2005 include after-tax charges of $381.7 million for valuation adjustments for the Dell and McAdams power stations, and a $99.0 million after-tax write-off to its investment in the Texas Independent Energy (TIE) project.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Three Months Ended March 31,	2005	2004		2005	2004
Residential	$177,426	$181,452	(2.2)	1,787,264	1,815,550	(1.6)
Commercial	114,129	112,278	1.6	1,358,477	1,314,724	3.3
Industrial — Phosphate	16,635	18,479	(10.0)	308,986	333,889	(7.5)
Industrial — Other	22,294	23,539	(5.3)	309,519	319,137	(3.0)
Other sales of electricity	31,596	32,798	(3.7)	360,937	373,832	(3.4)
Deferred and other revenues	(3,149)	(15,536)	(79.7)	—	—	—

	$358,931	$353,010	1.7	4,125,183	4,157,132	(0.8)
Sales for resale	11,450	9,281	23.4	173,429	148,737	16.6
Other operating revenue	9,648	8,650	11.5	—	—	—

	$380,029	$370,941	2.4	4,298,612	4,305,869	(0.2)

Average customers	629,682	616,538	2.1	—	—	—

Retail Output to Line				4,241,446	4,240,774	—

	Operating Revenues*		Percent Change	Sales — Kilowatt-hours*		Percent Change
Twelve Months Ended March 31,	2005	2004		2005	2004
Residential	$816,195	$779,721	4.7	8,264,542	8,201,528	0.8
Commercial	507,312	475,572	6.7	6,031,805	5,908,316	2.1
Industrial — Phosphate	66,797	68,021	(1.8)	1,203,846	1,275,534	(5.6)
Industrial — Other	96,090	92,809	3.5	1,317,300	1,322,579	(0.4)
Other sales of electricity	137,993	131,137	5.2	1,587,227	1,580,586	0.4
Deferred and other revenues	(9,921)	(15,487)	(35.9)	—	—	—

	$1,614,466	$1,531,773	5.4	18,404,720	18,288,543	0.6
Sales for resale	43,236	39,694	8.9	689,316	637,931	8.1
Other operating revenue	38,775	43,535	(10.9)	—	—	—

	$1,696,477	$1,615,002	5.0	19,094,036	18,926,474	0.9

Average customers	622,821	608,794	2.3	—	—	—

Retail Output to Line				19,382,432	19,165,671	1.1

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*		Percent Change	Therms*		Percent Change
Three Months Ended March 31,	2005	2004		2005	2004
By Customer Segment:
Residential	$49,230	$45,671	7.8	30,095	29,889	0.7
Commercial	51,822	49,131	5.5	115,444	109,892	5.1
Industrial	2,735	3,025	(9.6)	55,951	62,227	(10.1)
Off System Sales	27,023	7,598	—	43,140	26,164	64.9
Power generation	2,989	2,699	10.7	63,931	60,942	4.9
Other revenues	8,920	9,708	(8.1)		—	—

	$142,719	$117,832	21.1	308,561	289,114	6.7

By Sales Type:
System supply	$109,668	$85,371	28.5	100,194	83,985	19.3
Transportation	24,131	22,753	6.1	208,367	205,129	1.6
Other revenues	8,920	9,708	(8.1)			—

	$142,719	$117,832	21.1	308,561	289,114	6.7

Average customers	316,982	304,081	4.2	—	—	—

	Operating Revenues*		Percent Change	Therms*		Percent Change
Twelve Months Ended March 31,	2005	2004		2005	2004
By Customer Segment:
Residential	$118,562	$109,695	8.1	66,026	64,441	2.5
Commercial	154,475	145,157	6.4	373,673	358,625	4.2
Industrial	9,868	10,356	(4.7)	214,974	222,922	(3.6)
Off System Sales	115,769	90,254	28.3	195,176	178,125	9.6
Power generation	11,415	10,397	9.8	294,633	338,027	(12.8)
Other revenues	31,970	33,459	(4.5)		—	—

	$442,059	$399,318	10.7	1,144,482	1,162,140	(1.5)

By Sales Type:
System supply	$327,433	$288,062	13.7	342,609	326,914	4.8
Transportation	82,656	77,798	6.2	801,873	835,226	(4.0)
Other revenues	31,970	33,458	(4.4)	—	—	—

	$442,059	$399,318	10.7	1,144,482	1,162,140	(1.5)

Average customers	310,598	295,546	5.1	—	—	—

*	in thousands